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                                 CONSULTING AGREEMENT

    THIS CONSULTING AGREEMENT (this "Agreement") is dated as of October 2,
1995 and entered into by and among AMERICAN TECHNOLOGIES GROUP INC., a Nevada corporation ("ATG"), NEW CONCEPT MINING, INC., a Nevada corporation ("NCM"), and DIXIE EXPLORATION CORPORATION, a Nevada corporation ("Dixie"), and is made with respect to the following:

    A. WHEREAS, subsequent to NCM's acquisition of certain mining properties and equipment from Dixie, Dixie provided various services to NCM and will continue to provide such services to NCM until July 31, 1996;

    B. WHEREAS, such services consisting of negotiating for NCM's acquisition of mining property from Crown Resources and Teledyne, loan facilitation, mill design, flow sheet preparation, equipment acquisition, mill startup and metallurgy and other matters regarding mining operations;

    C. WHEREAS, NCM, ATG and Dixie desire to enter into an agreement to set forth in a definitive manner the compensation to be received by Dixie for such services.

    NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

    1. CONSULTING SERVICES. Dixie shall cause its employee Anthony Selig to provide the consulting services described above to NCM.

    2. TERM. The term ("Term") of this Agreement shall commence on the date hereof and shall continue until July 31, 1996 provided however, that all payment for all services provided by Selig to NCM or ATG prior to the date hereof shall be included in the consideration set forth in Section 3 hereof.

    3. COMPENSATION. As compensation for the services heretofore performed by Dixie and to be performed by Dixie pursuant to this Agreement, upon behalf of NCM, ATG agrees to pay to Dixie 50,000 shares of ATG Common Stock (the "Shares"). The Shares shall be valued at 20% less than the average of the closing bid and asked price per share over the twenty trading days prior to delivery, but in no event more than $2.00 per share. The Shares to be delivered to Dixie hereunder shall be delivered upon registration of the Shares under the Securities Act of 1933 on Form S-8.

    4.   DIXIE'S REPRESENTATIONS:

         Dixie hereby warrants and represents to ATG as follows, each of which representation and warranty is material and is being relied upon by ATG and each of which is true at and as of the date hereof:


                                     EXHIBIT 10.3

         4.1 DIXIE'S KNOWLEDGE. That Dixie has a preexisting business or personal relationship with ATG, that it is aware of the business affairs and financial condition of ATG and that it has such knowledge and experience in businesses in the development stage and financial matters with respect to companies in businesses similar to ATG sufficient to enable Dixie to evaluate the risks of the prospective investment and to make an informed investment decision with respect thereto. Dixie further acknowledges that ATG has made available to Dixie the opportunity to ask questions and receive answers from ATG concerning the terms and conditions of the issuance of the Shares and that Dixie could be reasonably assumed to have the capacity to protect its own interests in connection with such investment.

         4.2 SPECULATIVE INVESTMENT. That Dixie realizes that its purchase of the Shares will be a speculative investment and that Dixie is able, without impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of its investment.

    5 NOTICES. Any and all notices or other communications required or permitted by this Agreement or by law shall be deemed duly served and given when actually received by personal delivery or by certified mail, return receipt requested, with first class postage prepaid thereon, to the party to whom such notice or communication is directed, addressed as follows:

    ATG:           AMERICAN TECHNOLOGIES GROUP, INC.
                   1017 South Mountain Avenue
                   Monrovia, CA  91016
                   Attention: Chief Executive Officer

    Dixie:         DIXIE EXPLORATION CORPORATION
                   3430 Westwind
                   Las Vegas, Nevada  89102
                   Attention: Anthony Selig

    Each of the parties hereto may change its address for purposes of this
Section 5 by giving written notice of such change in the manner provided for in this Section 5.

    6. ATTORNEY'S FEES AND EXPENSES. In the event that it should become necessary for any party to this Agreement to bring an action, including arbitration, either at law or in equity, to enforce or interpret the terms of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys' fees and expenses as a part of any judgment therein, in addition to any other award which may be granted.

    7. APPLICABLE LAW/VENUE. This Agreement is executed and intended to be performed in the State of California and the laws of such state shall govern its interpretation and effect. If suit is


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instituted by any party hereto by any other party hereto for any cause or matter arising from or in connection with the respective rights or obligations of the parties hereunder, the sole jurisdiction and venue for such action shall be the Superior Court of the State of California in and for the County of Los Angeles.

    8. INTEGRATED AGREEMENT. As to the subject matter of this Agreement, this Agreement constitutes the entire agreement of the parties and supersedes all prior agreements between the parties and all such prior agreements shall be deemed voluntarily terminated by the mutual consent of the parties hereto and shall be of no further force or effect.

    9. ASSIGNMENT. This Agreement is not assignable but shall be binding upon and shall inure to the benefit of the successors of each party hereto.

    10. SEVERABILITY. Any provision in this Agreement which is, by competent judicial authority, declared illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without invalidating the remaining provisions hereof or affecting the legality, validity or enforceability of such provision in any other jurisdiction. The parties hereto agree to negotiate in good faith to replace any illegal, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that, to the extent possible, will preserve the economic bargain of this Agreement, or otherwise to amend this Agreement, including the provision relating to choice of law, to achieve such result.

    11. WAIVER. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DIXIE EXPLORATION CORPORATION,
a Nevada corporation

By: /s/ Anthony Selig
    ------------------------
    Anthony Selig, President

American Technologies Group, Inc.,     New Concept Mining, Inc.,
a Nevada corporation                   a Nevada corporation

By:  /s/ John Collins                  By: /s/ Bill Foster
    ------------------------              ------------------------------
    John Collins, CEO                      Bill Foster, President


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